Exhibit 10.26

Crude Oil Purchase Agreement

CONTRACT REF. NO. <TO BE DETERMINED>

This Crude Oil Purchase Agreement (“Agreement”) is made and entered into this 24th day of May, 2012 (“Effective Date”) by and between Shell Trading (US) Company, a Delaware corporation (“Buyer” or “STUSCO”) and Windsor Permian LLC (“Seller”). Buyer and Seller may be referred to individually as “Party” or collectively as the “Parties.”

1. THE PIPELINE

The Parties to this Agreement are relying on the change of service of the Longhorn Pipeline (“Pipeline”) located near Crane, Texas by Magellan Pipeline Company, LP (“Magellan”), which change shall be a condition precedent to this Agreement. The Pipeline is intended to be reversed and converted for crude shipments and will be owned and operated by Magellan. The completion date for the reversal is anticipated to be sometime during the first quarter of 2013. STUSCO has executed a contract (“Magellan Contract”) with Magellan to secure space on the Pipeline for transportation of Crude Oil from Crane, TX to the Houston area.

2. TERM

The term of this Agreement (“Term”) shall run for a period of five (5) years from the first day of the month (“Service Commencement Date”) following the date Magellan notifies STUSCO and all other shippers in writing (“Service Commencement Notice”) that the Pipeline, and all related facilities, are fully ready to commence commercial service with respect to the receipt, transportation, storage, handling, and delivery of Crude Oil and with regard to STUSCO, transportation under the Magellan Contract. STUSCO will forward to Seller a copy of Magellan’s Service Commencement Notice promptly upon receipt, but in any event, no later than ten (10) business days after receipt. The Parties recognize that STUSCO may deliver Crude Oil to the Pipeline before the Service Commencement Date, but Seller and Buyer obligations hereunder shall only commence when the Pipeline is fully ready for commercial services and upon the Service Commencement Notice as set forth above.

Notwithstanding anything to the contrary contained herein, if Magellan has not delivered Service Commencement Notice to STUSCO by January 15, 2014, either Party shall have the right to terminate this Agreement by written notice to the other Party, without obligation to the other.

Cross termination: STUSCO may further provide written notice to Seller that the Magellan Contract has terminated in accordance with the terms and conditions set forth therein. Upon delivery of such notice, this Agreement shall terminate, without any further obligations or liabilities among the Parties. By way of example only, such events include, but are not limited to: (i) insolvency of Magellan; (ii) material change in the applicable tariffs; (iii) material breach of contract.

3. GRADE AND QUALITY

West Texas Intermediate (“WTI”) Crude Oil

All Crude Oil delivered to STUSCO under this Agreement shall be fully compliant with all aspects of the Magellan Pipeline Company, L.P. Local Pipeline Tariff Containing Rules and Regulations Governing the Transportation and Handling of Crude Petroleum Transported by Pipeline (“Rules”) and any applicable tariff and shall not cause STUSCO to be out of compliance with such Rules or any applicable tariff, each as amended from time to time. If any Crude Oil delivered under this Agreement is rejected by the operator of the Pipeline or, due to its non-compliance with the Rules, subjects STUSCO to any monetary penalty or deduction or extra cost, then Seller shall indemnify STUSCO against any claims, losses, deductions, costs, damages, or expenses.

In addition, at a minimum, Crude Oil must meet the following requirements:

WTI
API Gravity, API	36.0-42.0
Sulphur Content, Weight %	<= 0.45
Max Reid Vapor Pressure, psi	9.5
Max True Vapor Pressure, psi	11.0
BS&W	<= 1.0%

Any Crude Oil outside of the parameters above shall not be delivered to STUSCO under this Agreement unless mutually agreed in writing before delivery. For the avoidance of doubt, any Crude Oil delivered at any Delivery Point (as defined in Clause 6 below), including that which is delivered upstream of the Pipeline must also meet all specifications, including the applicable pipeline specifications, as it is delivered at the Delivery Point.

4. QUANTITY

The contract quantity (“Contract Quantity”) for the purposes of this Agreement shall be:

•	Five thousand (5,000) barrels per day for any oil that is delivered from the Service Commencement Date to March 31, 2013
•	Six thousand (6,000) barrels per day for any oil delivered from April 1, 2013 to September 30, 2013
•	Eight thousand (8,000) barrels per day for the duration of the Term.

Seller may elect to decrease the Contract Quantity upon sixty (60) days prior written notice to Buyer one time during the Term by not more than twenty percent of the then-current year quantity. Such decreased Contract Quantity shall be effective for the remainder of the Term.

Seller shall sell and STUSCO shall purchase one-hundred percent (100%) of the Crude Oil production from the lease(s) as shown on Attachment A up to a maximum of one-hundred twenty percent (120%) of the Contract Quantity. If Seller offers, Buyer may purchase more than one-hundred twenty percent (120%) of the Contract Quantity but shall not be obligated to do so. Buyer and Seller may from time to time by mutual agreement add or remove leases in order to maintain Contract Quantity or quality. All volume delivered will be determined by either pipeline meter or by truck ticket as measured by truck operator in accordance with most current API standards. Any volume in excess of Contract Quantity will be settled on a price as described in Section 7 (c) below.

In the event that Seller shall fail to deliver or tender for delivery the Contract Quantity specified hereunder and as a result STUSCO’s volumes able to be shipped through the Pipeline are reduced by Magellan, due to proration or otherwise, then, at STUSCO’s option, STUSCO may, by notice to Seller, reduce the Contract Quantity required to be sold and purchased hereunder, up to the amount by which Seller has failed to deliver or tender.

In the event that STUSCO’s ability to ship quantities of Crude Oil through the Pipeline is curtailed by Magellan, due to proration or otherwise, for reasons other than as a result of Seller having failed to deliver or tender the Contract Quantity, STUSCO may, by notice to Seller and only during the time during which such curtailment is in effect (such time being the “Proration Period”), adjust the Contract Quantity downward by a quantity equal to Seller’s pro rata share of STUSCO’s total curtailed quantity, using as the basis for the allocation of such pro rata share the ratio of Seller’s Contract Quantity in this Agreement to the sum of all quantities contracted by STUSCO for delivery to the Pipeline. Once the Proration Period ceases, Seller’s Contract Quantity shall be restored to the volumes of Crude Oil first set forth above in this Section 4.

5. NOMINATIONS

Seller shall submit nominations of volume to STUSCO by the 20th day of the calendar month prior to delivery. If the 20th day of the month falls on a weekend or holiday, nominations are due on the last workday before the 20th.

6. TERMS OF DELIVERY

Unless otherwise agreed in writing by the Parties, all Crude Oil for each lease shall be delivered at the delivery point as identified for such lease in Attachment A under Lease Delivery Point (“Delivery Point”).

Title and risk of loss will transfer at Delivery Point as the Crude Oil passes the inlet flange of the tank truck, or as the Crude Oil passes the inlet flange of Buyer’s receiving pipeline system, whichever is applicable.

7. PRICE

The price per barrel to be paid hereunder up to the Contract Quantity shall be either Price A or Price B below as declared by Seller each month on the 26th day of the month two months prior to the month of delivery. Any volume which STUSCO agrees to purchase under this Agreement that exceeds the cumulative Contract Quantity for the month of delivery shall be priced at Price C:

a.)	Price A. Price A shall be the arithmetic average of the daily settlement price for “Light Sweet Crude Oil” Prompt Month future contracts reported by the New York Mercantile Exchange (“NYMEX”) for each day that a settlement price is published from the first day of the calendar month of delivery through and including the last day of the calendar month of delivery excluding weekends and holidays observed by NYMEX, adjusted as follows:

Step 1. To the Monthly NYMEX Average shall be added the arithmetic average of the daily settle prompt month crude oil futures contract for each trading day when the delivery month is the prompt month crude oil futures contract less the arithmetic average of the daily settlement price for the second month crude oil futures contract during the same trading period (excluding weekends and holidays), times a percentage (calculated from the number of days starting with the first day of the delivery month and ending with the day preceding the first trade day after the NYMEX crude contract expiration date during the delivery month (excluding weekends and holidays) divided by the number of days in the delivery month (excluding weekends and holidays), plus the arithmetic average of the daily Settlement price for the prompt month crude oil futures contract for each trading day when the delivery month is the prompt month crude oil futures contract less the arithmetic average of the daily Settlement price for the third month crude oil futures contract during the same trading period (excluding weekends and holidays), times a percentage (calculated from the number of days starting with the first trade day after the NYMEX crude contract expiration date during the delivery month and ending with the last day of the delivery month (excluding weekends and holidays) divided by the number of days in the delivery month (excluding weekends and holidays).

Step 2. To the price per barrel resulting from Step 1 shall be added the weighted average trade month LLS differential value as published by Argus Media Ltd in the daily Argus Americas Crude report. The applicable quotations are those effective for the 26th day of the month two months prior to the month of delivery through and including 25th day of the month that is immediately prior to the month of delivery (excluding weekends and holidays).

Step 3. From the price per barrel resulting from Step 2 shall be subtracted a pipeline loss allowance of 0.20% of such calculated price.

Step 4. From the price per barrel resulting from Step 3 shall be subtracted a price adjustment (the “LLS Price Adjustment”) of $6.80 per barrel, which LLS Price Adjustment shall be subject to escalation under Clause 9 below.

Step 5. From the price per barrel resulting from Step 4 shall be subtracted the lease gathering fee, which is identified under the column “Crane” in Attachment A, which amount shall be subject to adjustment as provided in Attachment A.

Step 6. From the price per barrel calculated after Step 5, shall be subtracted the following C2-C5 adjustment if the Longhorn common stream C2-C5 content exceeds 6%, as measured at Magellan’s East Houston Terminal:

((pLLS-pLE) / (1.00 — 0.06)) * (X — 6%)

where:

a.	X = Total Light Ends (C2-C5), %vol, as per method ITM 6008. This will be the simple average of all results available from samples drawn during the production month.

b.	pLLS = Average of Argus LLS quotes for the month of production [$/bbl]

c.	pLE* = Average of OPIS Mt Belvieu Propane, Normal Butane and Natural Gasoline quotes for the month of production [cents per gallon]

d.	pLE = pLE* * 42 [$/bbl]. Should pLE be higher than pLLS, for the purpose of this discount calculation, pLE will be deemed to be equal to pLLS.

This C2-C5 adjustment is illustrated in Attachment B.

b.)	Price B shall be the arithmetic average of the daily settlement price for “Light Sweet Crude Oil” Prompt Month future contracts reported by the NYMEX for each day that a settlement price is published from the first day of the calendar month of delivery through and including the last day of the calendar month of delivery excluding weekends and holidays observed by NYMEX, adjusted as follows:

Step 1. To the Monthly NYMEX Average shall be added the arithmetic average of the daily settle prompt month crude oil futures contract for each trading day when the delivery month is the prompt month crude oil futures contract less the arithmetic average of the daily settlement price for the second month crude oil futures contract during the same trading period (excluding weekends and holidays), times a percentage (calculated from the number of days starting with the first day of the delivery month and ending with the day preceding the first trade day after the NYMEX crude contract expiration date during the delivery month (excluding weekends and holidays) divided by the number of days in the delivery month (excluding weekends and holidays), plus the arithmetic average of the daily Settlement price for the prompt month crude oil futures contract for each trading day when the delivery month is the prompt month crude oil futures contract less the arithmetic average of the daily Settlement price for the third month crude oil futures contract during the same trading period (excluding weekends and holidays), times a percentage (calculated from the number of days starting with the first trade day after the NYMEX crude contract expiration date during the delivery month and ending with the last day of the delivery month (excluding weekends and holidays) divided by the number of days in the delivery month (excluding weekends and holidays).

Step 2. To the price per barrel resulting from Step 1 shall be added the weighted average trade month WTI Midland differential value as published by Argus Media Ltd. in the daily Argus Americas Crude report. The applicable quotations are those effective for the 26th day of the month two months prior to the month of delivery through and including 25th day of the month that is immediately prior to the month of delivery (excluding weekends and holidays).

Step 3. From the price per barrel resulting from Step 2 shall be subtracted a pipeline loss allowance of 0.20% of such calculated price.

Step 4. From the price per barrel resulting from Step 3 shall be subtracted a price adjustment (the “WTI Price Adjustment”) equal to Magellan’s Longhorn Spot tariff rate which is effective for transportation from Crane, TX to Houston Ship Channel, for the month for which the price is calculated. For information only, the initial spot tariff rate as of July 1, 2011 is currently expected to be $2.36 per barrel.

Step 5. From the price per barrel resulting from Step 4 shall be subtracted the lease gathering fee, which is identified under the column “Midland” in Attachment A, which amount shall be subject to adjustment as provided in Attachment A.

c.)	Price C shall be the arithmetic average of the daily settlement price for “Light Sweet Crude Oil” Prompt Month future contracts reported by the NYMEX for each day that a settlement price is published from the first day of the calendar month of delivery through and including the last day of the calendar month of delivery excluding weekends and holidays observed by NYMEX, adjusted as follows:

Step 1. To the Monthly NYMEX Average shall be added the arithmetic average of the daily settle prompt month crude oil futures contract for each trading day when the delivery month is the prompt month crude oil futures contract less the arithmetic average of the daily settlement price for the second month crude oil futures contract during the same trading period (excluding weekends and holidays), times a percentage (calculated from the number of days starting with the first day of the delivery month and ending with the day preceding the first trade day after the NYMEX crude contract expiration date during the delivery month (excluding weekends and holidays) divided by the number of days in the delivery month (excluding weekends and holidays), plus the arithmetic average of the daily Settlement price for the prompt month crude oil futures contract for each trading day when the delivery month is the prompt month crude oil futures contract less the arithmetic average of the daily Settlement price for the third month crude oil futures contract during the same trading period (excluding weekends and holidays), times a percentage (calculated from the number of days starting with the first trade day after the NYMEX crude contract expiration date during the delivery month and ending with the last day of the delivery month (excluding weekends and holidays) divided by the number of days in the delivery month (excluding weekends and holidays).

Step 2. To the price per barrel resulting from Step 1 shall be added the weighted average trade month WTI Midland differential value as published by Argus Media Ltd. in the daily Argus Americas Crude report. The applicable quotations are those effective for the 26th day of the month two months prior to the month of delivery through and including 25th day of the month that is immediately prior to the month of delivery (excluding weekends and holidays).

Step 3. From the price per barrel resulting from Step 2 shall be subtracted a pipeline loss allowance of 0.20% of such calculated price.

Step 4. From the price per barrel resulting from Step 3 shall be subtracted a Lease gathering fee which is identified under the heading “Midland” in Attachment A, which amount shall be subject to adjustment as provided in Attachment A.

8. CHANGE OF INDEX

If an index used to calculate a price or an adjustment related to a price in this Agreement ceases to be published or is not published for any period applicable to calculation of the price of a transaction, either Party may notify the other at any time within sixty (60) days after the index ceases to be published and the Parties will meet and agree on a replacement index within thirty (30) days after the date of said notice. Such replacement index will be as comparable as possible to the original index specified in this Agreement.

If the Parties are not able to agree upon a replacement index within the thirty (30) day period, then:

a)	the dispute shall be settled by binding arbitration in accordance with the then current International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration (“CPR Rules”) and this provision. The arbitration shall be governed by the U.S. Arbitration Act, 9 U.S.C. §§ 1-16 to the exclusion of any provision of state law inconsistent therewith or which would produce a different result. The arbitration shall be held in Houston, TX or such other location as may be convenient and agreed to in writing by the Parties. The language of the arbitration shall be English. There shall be one arbitrator. The Parties shall attempt to agree on the selection of the arbitrator. If the Parties are unable to agree on the single arbitrator, the arbitrator shall be selected in accordance with Rule 6 of the CPR Rules. The arbitrator shall determine the dispute of the Parties and render a final decision in accordance with the substantive law of the state of Texas, excluding the conflicts provisions of such law. The arbitrator shall set forth the reasons for the decision in writing.

b)	to assist the arbitrator in such determination, both as to a provisional and/or a final proposed index, each Party shall submit one, and only one, proposed alternate index or alternative basis for calculating the Price and the arbitrator shall select as the basis for the decision rendered the proposal which in the view of the arbitrator represents the closest replacement for the missing index.

c)	the Parties shall attempt to reach agreement on a provisional replacement index within the same thirty (30) day period, which price shall be used for invoices until a final determination is made by the arbitrator as described above. The provisional replacement index shall be without prejudice to either Party in the arbitration and shall not be disclosed to the arbitrator. If no agreement on a provisional replacement index is reached within said thirty (30) day period, either Party may ask the arbitrator determined above to set a provisional replacement index based on a written submission from both sides within fifteen (15) days after the appointment of the arbitrator. Once the arbitrator has reached a final decision on the replacement index, the price paid under this Agreement shall be adjusted using such replacement index retroactively to the later of: i) the date the thirty (30) day written notice was given or ii) the date the index ceased to be published, and all invoices for deliveries made subsequent to such date shall be promptly reissued using the corrected index and price. The arbitrator shall order the relevant adjustment under the corrected invoices and the Party that owes money to the other shall pay said amount to the Party owed within ten (10) Banking Days of receipt of the corrected invoice.

All other disputes shall be resolved in accordance with the Governing Law Clause.

9. ESCALATION

Effective on the first July 1st occurring after the Effective Date of this Agreement and each succeeding July 1st during the Term, the then existing LLS Price Adjustment identified in Step 4 of Clause 7(a) shall be escalated or de-escalated as follows:

Step 1. Increase the then existing LLS Price Adjustment by multiplying it by 1.01.

Step 2. Increase the result of Step 1 by adding the dollar amount of the actual annual tariff increase in Magellan’s Longhorn Spot tariff rate. This tariff increase is calculated by subtracting Magellan’s Longhorn Spot tariff rate which is effective for transportation from Crane, TX to Houston Ship Channel on July 1st of the prior year from Magellan’s Longhorn Spot tariff rate which is effective for transportation from Crane, TX to Houston Ship Channel on July 1st of the then present year.

Step 3. Increase or decrease the result of Step 2 by a percentage equal to thirty-five (35) percent of the annual percentage increase/decrease of Producer Price Index for Inland Water Freight Transportation (“PPI-IT”), which shall be calculated as follows. Multiply thirty-five one-hundredths (0.35) times i) the U.S. Department of Labor Statistics Producer Price Index for Inland Water Freight Transportation (“PPI-IT”) published for the most recently completed full calendar year prior to the relevant anniversary date as identified under the column labelled “Annual” divided by ii) the PPI-IT for the prior full calendar year under the same column. For example, if the Effective Date is October 1, 2011, the first adjustment of the Transportation Discount will be on July 1, 2012, the denominator above shall be the PPI-IT for the full calendar year of 2010, and the numerator will be the PPI-IT for the full calendar year of 2011. If the PPI-IT number is designated as preliminary, the adjustment shall be based on the preliminary number. When the number is no longer designated as preliminary, all payments made with the preliminary number shall be recalculated with the final number, if different, and any amounts different from the amount originally paid will be refunded or invoiced to Seller.

Step 4. In addition, on the Commencement Date, and on each July 1 and January 1 of each year during the Term of this Agreement, the LLS Price Adjustment then in effect will be increased in accordance with the following:

a.	The MDO Index Price shall be the average of the daily average of the high and low Platt’s assessments for Marine Diesel Oil Delivered in New Orleans for each day the assessment was published during the six calendar months prior to July 1 or January 1, as the case may be. The Platt’s assessment is quoted in metric tons and will be converted to gallons by multiplying the quote in dollars per metric ton by 0.0033 to compute to dollars per gallon.

b.	If the MDO Index Price is between $3.10 per gallon and $3.35 per gallon, the LLS Price Adjustment will .increase by $0.08, and

c.	If the MDO Index Price is greater than $3.35 per gallon but less than or equal to $3.61 per gallon the LLS Price Adjustment will increase by $0.16, and

d.	If the MDO Index Price is greater than $3.61 per gallon, the LLS Price Adjustment will increase by $0.08 for every full $0.25 per gallon by which the Index is greater than $3.10.

e.	On each July 1 and January 1 the prior increase in the LLS Price Adjustment, if any, attributable to the MDO Index Price under this Step 4 will be removed and replaced by the new increase as calculated under this Step 4, if any is due.

f.	These changes shall be in addition to the annual adjustment covered in the Agreement noted in the first three steps above.

This escalation calculation is illustrated in Attachment B.

10. DEFICIENCY PAYMENT

“Deficiency Volume” means the Contract Quantity during any Contract Quarter of the Agreement less the actual barrels of Crude Oil received by STUSCO from Seller under this Agreement, during the same Contract Quarter, calculated on a net basis after any gravity adjustment. The Parties agree that for purposes of the Deficiency Volume calculation, the actual barrels of Crude Oil received by STUSCO from Seller during any calendar month under this Agreement shall be capped at 1.05 multiplied by the aggregate Contract Quantity for such calendar month, regardless of actual deliveries.

A Contract Quarter is a three month period, the first beginning on the Service Commencement Date and each subsequent Contract Quarter being the following three month period.

Should the Deficiency Volume be a positive number, for any reason, STUSCO shall provide notice to Seller of such Deficiency Volume and an invoice for the amount due hereunder, payable ten (10) days after receipt of invoice. Seller shall be invoiced an amount equal to the Deficiency Volume for the Contract Quarter multiplied by Magellan’s Longhorn Spot tariff rate which is effective for transportation from Crane, TX to Houston Ship Channel, for the period of time for which the Deficiency Volume is calculated. For the avoidance of doubt, Seller shall not be relieved of its obligation to make deficiency payments for the time of any Force Majeure event declared by Seller.

11. GENERAL BUSINESS PRINCIPLES

Seller and STUSCO will base their relationship on mutual respect, honesty, and integrity. Neither Party may accept or solicit gifts, entertainment, or other social favors to influence business decisions. Courtesies of nominal value and social invitations customary and proper under the circumstances are not unethical as long as they imply no business obligation whatsoever or do not involve significant or out-of-the-ordinary expense. Seller shall ensure that the Shell General Business Principles are made available to and are respected by all of Seller’s personnel involved in performance of the obligations herein. These may be accessed at www.shell.com/sgbp.

12. NEW AND CHANGED REGULATIONS

The Parties understand that both STUSCO and Seller are entering into this Agreement in reliance on the laws, rules, regulation, decrees, agreements, concessions and arrangements in effect on the Effective Date with governments, government instrumentalities or public authorities as well as the rules, regulations and tariffs for the Pipeline expected by STUSCO to be filed at the relevant regulatory body (all of the above hereinafter called “Regulations”) affecting the Crude Oil delivered hereunder including, without limitation to the generality of the foregoing, those relating to the acquisition, gathering, transportation, storage, trading or delivery thereof, insofar as those Regulations affect either Party. If at any time and from time to time during the Term of this Agreement any Regulations are changed or new Regulations become effective, whether by law, decree or regulation or by response to the insistence or request of or under the authority of any governmental or public authority or any person purporting to act thereof and the material effect of the changed or new Regulations (a) is not covered by any other provision of the Agreement, and (b) has a material adverse economic effect upon either Party, either Party shall have the option to request renegotiation of the prices or other pertinent terms provided for in this Agreement. This option may be exercised by either Party within one-hundred eighty (180) days after the changes or new Regulations are promulgated, by written notice of desire to renegotiate. The notice shall contain the new prices or terms desired. If the Parties do not agree upon new prices or terms within thirty (30) days after either Party gives notice, the matter will be handled as follows:

1.	If STUSCO has requested the renegotiation, then the Price shall be reduced effective on the date of such notice by the amount of the financial impact on STUSCO calculated on a per barrel basis and if the impact affect aspects other than Price, then the Agreement shall also be amended to negate the impact on STUSCO. In the event of a price reduction or change to the Agreement under this Section 12, Seller shall have the option within thirty (30) days after STUSCO has notified Seller of the financial impact on STUSCO or changes to the Agreement, to terminate the Agreement by providing thirty (30) days notice of termination to STUSCO, which notice may only be effective on the last day of a calendar month. If Seller terminates the Agreement under this Section 12, Seller shall pay liquidated damages to STUSCO equal to Magellan’s then effective Longhorn Spot tariff rate from Crane, TX to Houston Ship Channel at the time of the event multiplied by the Contract Quantity multiplied by the number of days remaining in the Term if the Agreement had not been terminated.

2.	If Seller has requested the renegotiation, Seller shall propose a price increase and if the impact affects aspects other than Price, then Seller shall propose an amendment to this Agreement for the sole purpose and effect to negate the impact of such changed Regulations on Seller, which proposal may be accepted or declined by STUSCO within thirty (30) days after notice of the proposed price increase or change to the Agreement. In the event that the price increase or change to the Agreement is declined the price will remain unchanged, but Seller may elect to terminate the Agreement, by providing thirty (30) days notice of termination to STUSCO, which notice may only be effective on the last day of a calendar month. If Seller terminates the Agreement under this Section 12, Seller shall pay liquidated damages to STUSCO equal to Magellan’s then effective Longhorn Spot tariff rate from Crane, TX to Houston Ship Channel at the time of the event multiplied by the Contract Quantity multiplied by the number of days remaining in the Term if the Agreement had not been terminated.

3.	If both Parties have requested the renegotiation, the provisions of Sections 12(1) and 12(2) shall both be applicable.

The Parties hereby acknowledge and agree that the amount of liquidated damages established herein is a fair estimate of their losses, and is not intended to represent punitive damages or a penalty.

13. NOTICES

Any notice or other document required or permitted to be given by one Party to the other Party pursuant to this Agreement shall be in writing and shall be given by prepaid registered first class mail or express mail, delivered by hand or transmitted by telecopy or other form of telecommunication which produces a written copy addressed in accordance with the following particulars:

If to STUSCO:

Shell Trading (US) Company

Two Houston Center

909 Fannin Street

Plaza Level 1

Houston, TX 77010-1014

Crude Domestic BULK Facsimile: (713) 246 8531

Please ensure that you quote our contract reference number in all correspondence.

If to Seller:

Windsor Permian LLC

Attn: Travis D. Stice, CEO and President

500 West Texas, Suite 1225

Midland, TX 79701

Phone: 432-221-7400

Fax: 877-511-4719

14. OTHER TERMS AND CONDITIONS

Conoco’s General Provisions dated January 1993, as amended below, are incorporated into this Agreement as if fully set forth herein; except that to the extent that any part of the General Provisions is inconsistent with any of the terms herein, the terms herein shall govern over the General Provisions. The following amendments shall apply to the General Provisions:

E. Force Majeure: Section E is deleted in its entirety and replaced with the following:

“(1) Suspension of Obligations. If either STUSCO or Seller is rendered unable, wholly or in part, by reason of Force Majeure, from carrying out its obligations under this Agreement (other than the obligation to make payment of amounts due hereunder) due to an event of Force Majeure as defined below, then, to the extent that it is so prevented, that Party’s failure to perform shall not be considered a breach of its obligations under this Agreement, and the affected obligations of that Party shall be relieved during the continuance of that Party’s inability to perform caused by the event of Force Majeure, but for no longer period. If a Force Majeure event renders a Party unable, in whole or in part, to carry out its obligations under this Agreement, that Party must give the other Party notice and full particulars in writing as soon as practicable after the occurrence of the causes relied on, or give notice by telephone and follow the notice with a written confirmation within forty-eight (48) hours. The Party providing the notice shall use commercially reasonable efforts to mitigate the Force Majeure conditions. No Party shall be compelled to resolve any strikes, lockouts, or other industrial disputes other than as it shall determine to be in its best interests.

For purposes of this Agreement, “Force Majeure” shall mean any event or occurrence beyond the reasonable control of a Party that inhibits, delays or prevents such Party from performing its obligations under this Agreement including, without limitation, the following: Acts of God; strikes; lockouts; boycotts; picketing; labor or other industrial disturbance; explosions; nuclear reaction or radiation, radioactive contamination; acts of a public enemy; fires; acts of terrorism; explosions; any incident affecting the transportation, storage, receipt, or handling of the Crude Oil hereunder (including, but not limited to, material breakage of or material accidents to the Pipeline; any incident at a terminaling or storage facility where the Crude Oil is to be stored and/or handled that prohibits or delays Crude Oil from being stored or transported into or out of such facility; any incident to any other means of transportation of the Crude Oil, such as trucks, rail or vessels); wars (declared or undeclared); blockades; insurrections; riots; epidemics; landslides; earthquakes; storms; hurricanes; lightning; floods; extreme cold or freezing; extreme heat; washouts; arrests and restraints of governments (but excluding restraints occurring as a result of any violations, by the Party claiming the right to delay performance, of applicable Law or of the terms and provisions of this Agreement); confiscation or seizure by any government or public authority; compliance with any federal, state, or local law, or with any regulation, order, or rule of domestic or international governmental agencies, or authorities or representatives of any domestic or international government acting under claim or color of authority; inability to obtain or delay in obtaining appropriate materials, supplies or labor; events of Force Majeure declared by a third party, whether upstream or downstream of the Pipeline, that interferes with performance under this Agreement; the commandeering or requisitioning by United States civil or military authorities of any raw or component materials, Crude Oil, or facilities including, but not limited to, producing, manufacturing, transportation, and delivery facilities, and perils of navigation, even when occasioned by negligence, malfeasance, default, or errors in judgment; civil disturbances. Force Majeure shall not include (i) increases in costs of materials, or (ii) a Party’s financial difficulties that impair its ability to perform.

(2) If STUSCO notifies Seller of a Force Majeure event affecting STUSCO’s then current means to receive, transport to, or store Crude Oil at any point up to and including STUSCO’s intended destination under or related to this Agreement, the Contract Quantity for that Contract Quarter shall be proportionally reduced by an amount equal to the volume unable to be received, transported or stored by STUSCO’s anticipated means for that period of time. In such event, if an alternative but more expensive means to receive, transport, or store exists than that intended by STUSCO, STUSCO shall not be obligated to utilize such alternative means unless otherwise agreed by the Parties.

(3) If Seller notifies STUSCO of a Force Majeure event affecting the ability of Seller to physically deliver Crude Oil volumes, then the Seller shall be relieved of its obligation to deliver

Crude Oil under this Agreement to the extent so prevented, but Seller shall not be relieved at any time during the full Term of this Agreement of its obligation to pay to STUSCO the Deficiency Payment described in this Agreement.”

F. Payment: The first sentence of Section F is deleted in its entirety and replaced with the following:

“Unless otherwise specified in this Agreement, Buyer agrees to make payment against Seller’s invoice for the Crude Oil purchased hereunder to a bank designated by Seller in U.S. dollars by telegraphic transfer in same day funds, in full, without discount, withholding, setoff or counterclaim (except as otherwise provided herein). However, in the event that the Parties have entered a Net-Out Agreement, all payments shall be made in accordance with the Net-Out Agreement.

Payment for amounts due to STUSCO is to be made in US Dollars as follows:

Citibank, New York, swift address CITIUS33 or FED Wire Routing No 021-000-089 for credit to STUSCO USD receipts Account no. 30593089. Please quote invoice number and customer name.

Payments for amounts due to Seller are to be made in US Dollars as follows:

Bank of Oklahoma, Routing# 103900036, Account# 807462248”

G. Financial Responsibility: Section G is deleted in its entirety and replaced with the following:

“Financial Responsibility. Notwithstanding anything to the contrary in this Agreement, if in the reasonable opinion of Seller at any time the reliability or the financial responsibility of STUSCO (or of any guarantor or other person furnishing security in support of STUSCO) is or becomes impaired or unsatisfactory, Adequate Assurance of Performance, as defined in Section R below, shall be given by STUSCO to Seller on demand by Seller in respect of a reasonable amount up to a maximum of fifty (50) days of deliveries hereunder. Any amounts in cash or prepayment (as defined in Section R below) specified in such demand shall thereby become due and payable no later than five (5) Banking Days from the date of the demand. After such demand, and in the event that title has not already been transferred, Seller may withhold performance until such Adequate Assurance of Performance shall have been received by it.

Notwithstanding anything to the contrary in this Agreement, if in the reasonable opinion of STUSCO at any time the reliability or the financial responsibility of the Seller (or of any guarantor or other person furnishing security in support of Seller) is or becomes impaired or unsatisfactory, Adequate Assurance of Performance, as defined in Section R below, shall be given by Seller to STUSCO on demand by STUSCO for the full amount equal to Magellan’s Longhorn Spot tariff rate which is effective for transportation from Crane, TX to Houston Ship Channel on the date demand is given to Seller, multiplied by the Contract Quantity multiplied by the number of days remaining in the Term on the date that demand is given to Seller less the value of Crude Oil delivered by the Seller to STUSCO for which STUSCO has not yet paid. Any amounts in cash or prepayment (as defined in Section R below) specified in such demand shall thereby become due and payable no later than five (5) Banking Days from the date of the demand. After such demand, STUSCO may withhold performance until such Adequate Assurance of Performance shall have been received by it.

Any cost, expense, or charges associated with any letter of credit procured pursuant to this Section shall be for the account of the Party providing the letter of credit.”

H. Liquidation: Section H is deleted in its entirety and replaced with the following new section:

“(1) For purposes of this Agreement, an event of default (“Event of Default”) shall mean with respect to a Party or, the guarantor of such Party, if any, any of the following: (a) the failure by such Party or its guarantor, if any, to make, when due, any payment required under this Agreement, or any guaranty given in support of this Agreement, if such failure is not remedied within five (5) Banking Days after receipt of written notice; (b) the failure by such Party to provide Adequate Assurance of Performance when due, if such failure is not cured within five (5) Banking Days after receipt of written notice; or (c) the occurrence of an Insolvency Event.

(2) If an Event of Default occurs and is continuing, the non-defaulting Party may, without limiting any other rights and remedies that may be available to the non-defaulting Party under this Agreement or otherwise, (a) offset all or any portion of any amounts owed by the defaulting Party to the non-defaulting Party against any amounts owed by the non-defaulting Party to the defaulting Party, (b) apply any prepayments made, or Adequate Assurance of Performance posted, by the defaulting Party to the non-defaulting Party against any amounts that are owed to the non-defaulting Party, (c) if the nondefaulting Party is the Seller, suspend deliveries until all amounts due for all previous deliveries to the defaulting Party have been paid in full; provided, however, to the extent the non-defaulting Party sustains damages related to the suspension of deliveries, the defaulting Party shall pay such damages to the non-defaulting Party, (d) place the defaulting Party on a pre-pay basis, if the defaulting Party is the Buyer, and/or (e) terminate this Agreement pursuant to Section H(5) or terminate all Transactions pursuant to Section H(3), as applicable.

(3) If an Insolvency Event occurs and is continuing, the non-defaulting Party (“Liquidating Party”) may, by written notice to the defaulting Party, designate a day no earlier than the day such notice is effective and no later than twenty (20) days after such notice is effective as an early termination date (“Early Termination Date”). On the Early Termination Date, all transactions between the Parties for the purchase and sale of all crude oil, whether governed by these General Provisions or otherwise, including the Transactions, shall be terminated except as provided herein (“Terminated Transactions”). If an Early Termination Date has been designated, the Liquidating Party shall in good faith calculate the Settlement Amount of all Terminated Transactions as of the Early Termination Date (or as soon thereafter as reasonably practicable). The Liquidating Party shall aggregate all amounts due between the Parties into a single net amount (the “Termination Payment”) by aggregating or setting off, as appropriate, (i) the Settlement Amount for each Terminated Transaction, (ii) all Unpaid Amounts owed to the Liquidating Party, and (iii) all Unpaid Amounts owed to the defaulting Party; provided, however, if the net of the Settlement Amounts for all such Terminated Transactions would be an amount owing to the defaulting Party, then such net amount shall be zero (0) for purposes of determining the Termination Payment. The Liquidating Party shall notify the defaulting Party in writing of the amount of the Termination Payment due from the defaulting Party, along with reasonable detail regarding the calculation of such amount. The defaulting Party shall pay the Termination Payment to the Liquidating Party within two (2) Banking Days after receipt of such notice, with interest (as provided in Section F) from the Early Termination Date until paid. If an Early Termination Date is designated, the Liquidating Party shall be entitled, in its sole discretion, to set-off any amount payable by the Liquidating Party or any of its Affiliates to the defaulting Party under this Agreement or otherwise, against any amounts payable by the defaulting Party to the Liquidating Party or any of its Affiliates under this Agreement or otherwise. The Liquidating Party shall also be entitled to apply any Adequate Assurance of Performance posted by the defaulting Party to the Liquidating Party or any of its Affiliates against any amounts owed to the Liquidating Party. This Section H(3) shall be in addition to any right of setoff or other rights and remedies to which any Party is otherwise entitled (whether under this Agreement, by operation of law, contract, normal business practice, or otherwise). If an obligation is unascertained, the Liquidating Party may in good faith estimate that obligation and set-off in respect of the estimate, subject to the Liquidating Party accounting to the defaulting Party when the obligation is ascertained.

(4) The Parties acknowledge and agree that this Agreement is a “Forward Contract” as defined in the Bankruptcy Code and that each Party is a “Forward Contract Merchant” as defined the Bankruptcy Code.

(5) Notwithstanding anything to the contrary contained in this Agreement, if an Event of Default (other than an Insolvency Event) occurs and has not been remedied pursuant to Section H (1), the non-defaulting Party shall be entitled to terminate this Agreement, whereupon the non-defaulting Party shall have all remedies that may be available to it under this Agreement or by Law.”

M. Governing Law: Section M is deleted in its entirety and replaced with the following language:

“THIS AGREEMENT, AND ALL DISPUTES ARISING OUT OF OR IN CONNECTION WITH, ASSOCIATED WITH, OR RELATED THERETO SHALL BE GOVERNED BY, INTERPRETED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

EXCEPT AS PROVIDED IN SECTION 8 ‘CHANGE OF INDEX’ IN REGARD TO THE REPLACEMENT MARKET INDEX, BOTH PARTIES SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND OF THE UNITED STATES OF AMERICA SITTING IN HOUSTON, TEXAS IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH, ASSOCIATED WITH, OR RELATED TO, THIS AGREEMENT. THE PARTIES HEREBY WAIVE ANY OBJECTION TO VENUE IN THE FOREGOING JURISDICTION AND ANY OBJECTION TO ANY ACTION OR PROCEEDING ON THE BASIS OF FORUM NON CONVENIENS. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY.”

P. Assignment: Section P is deleted in its entirety and replaced with the following language:

“This Agreement shall extend to and be binding upon the successors and assigns of the Parties, but neither this Agreement nor any part, including any rights, interests or obligations hereunder (unless expressly set forth herein), shall be assigned or transferred by either Party or by operation of law, merger or otherwise without the prior written consent of the other Party, which shall not be unreasonably withheld. Any assignment or transfer made by either Party without the other Party’s written consent need not be recognized by and shall not be binding upon the other Party. Upon the making of any such assignment, unless otherwise agreed by the Parties, the assignor shall remain bound to perform or procure performance of the said obligations (as so accepted) by the assignee. For the purpose of this Agreement, a merger constitutes an assignment subject to this provision. Notwithstanding the foregoing, Seller may without Buyer’s consent assign all or a portion of its rights to receive and obtain payment under this Agreement in connection with any finance, securitization or bank funding arrangements, always providing such assignment does not contravene any applicable law, regulation or decree binding upon Buyer. Any payment made by Buyer to the payee specified in Seller’s invoice in respect of Crude Oil delivered under this Agreement shall be in full discharge of Buyer’s payment obligations to Seller under this Agreement. Any such assignment will not detract from Seller’s obligations under this Agreement.”

R. Definitions: Section R is amended by adding the following definitions in their appropriate alphabetical order:

“Adequate Assurance of Performance” means either (i) an irrevocable stand-by letter of credit in a form and for a commercially-reasonable amount acceptable to Secured Party opened or confirmed by a “Qualified Institution” acceptable to Secured Party or (ii) cash or prepayment in immediately available funds in a commercially-reasonable amount acceptable to the Secured Party, at the option of the Party providing the Adequate Assurance.

“Affiliate” means, in relation to any person, an entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

“Banking Day” means a day other than a Saturday or Sunday when federal banks are open for business in New York, NY.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

“General Provisions” means these Conoco General Provisions for Domestic Crude Oil Agreements dated January 1, 1993, as amended.

“Insolvency Event” means the Party or its guarantor (i) makes a general assignment for the benefit of its creditors, (ii) commences a proceeding under applicable bankruptcy law or other law for the relief of debtors, (iii) files a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (iv) has a trustee, custodian, conservator, receiver or similar official appointed for it, or for a substantial part of its property; (v) becomes insolvent or is unable to pay its debts as they become due; or (vi) becomes subject to any involuntary bankruptcy, reorganization, debt arrangement, or other proceeding under any applicable bankruptcy, insolvency or other similar law for the relief of debtors or any dissolution or liquidation proceeding is instituted against the Party or its guarantor.

“Qualified Institution” means (i) the U.S. office of a commercial bank or trust company (which is not an Affiliate of either Party) organized under the laws of the United States (or any state or political subdivision thereof), or (ii) the U.S. branch of a foreign bank (which is not an Affiliate of either Party), in each case having assets of at least ten billion dollars ($10,000,000,000), and having a credit rating of at least A- by Standard’s & Poor’s and at least A3 by Moody’s.

“Settlement Amount” of a Terminated Transaction means the amount, as calculated by the Liquidating Party in a commercially reasonable manner, which the Liquidating Party would pay to or receive from a third party in an arm’s-length transaction as consideration for the third party’s entering into a new transaction (discounted to net present value as of the Early Termination Date) in which: (a) the Liquidating Party holds the same position as it currently holds in the subject Terminated Transaction; (b) the third party holds the same position as the Defaulting Party holds in the subject Terminated Transaction; and (c) the new transaction has economic terms and conditions substantially the same in all respects to the economic terms and conditions of the subject Terminated Transaction, unless otherwise provided in the Agreement; provided, however, that in making such determination, the Liquidating Party may consider, among other things, quotations from leading dealers in the relevant market, and/or its own internal valuation for such Terminated Transaction kept in the ordinary course of its business; provided, further, that nothing herein shall require the Liquidating Party to enter into any replacement Transactions for the Terminated Transactions. With respect to this transaction, when the Liquidating Party is STUSCO, the Settlement Amount shall be Magellan’s Longhorn Spot tariff rate which is effective for transportation from Crane, TX to Houston Ship Channel, for the period of time for which the price is calculated for each barrel of Crude Oil left to be delivered under the Agreement as if the Agreement had not been terminated, which amount shall be due from the Defaulting Party.

“Transaction” means any purchase or sale of crude oils between the Parties that is evidenced by a written confirmation that incorporates the General Provisions.

“Unpaid Amounts” means any unpaid amounts due and payable under this Agreement and all Terminated Transactions, whether due prior to or after any Early Termination Date (but excluding any Settlement Amounts), including but not limited to attorneys’ fees and other expenses payable, as well as any other amounts due and payable by the Defaulting Party to the Liquidating Party.”

Insert a new section (Section 5) as follows:

“S. Liabilities: In no event shall Seller or Buyer be liable for consequential, incidental, punitive, special, exemplary or indirect damages, or lost profits, provided, however, that the

Parties agree that any Deficiency Payments owed hereunder shall not be considered a consequential, incidental, punitive, special, exemplary or indirect damage, or lost profit, for purposes hereof.”

Insert a new section (Section T) as follows:

“T. Export Controls: The Parties acknowledge that they will comply in all respects with U.S. laws, regulations and administrative requirements applicable to this Agreement concerning any export or reexport of the Crude Oil, including, but not limited to, the International Traffic in Arms Regulations, the Export Administration Regulations, the Foreign Trade Regulations and the regulations and orders issued and/or administered by the U.S. Department Of The Treasury, Office Of Foreign Assets Control in relation to export control, antiboycott and trade sanctions matters (“US Export Control Laws and Regulations”).

Notwithstanding any other provisions herein, this Agreement does not constitute an agreement by either Party or any of its affiliates to which this Agreement is assigned to comply with any provisions in this Agreement that are inconsistent with U.S. Export Control Laws and Regulations. This Agreement does not constitute, and shall not be construed to constitute, an agreement by either Party to take or refrain from taking any action which would constitute non-compliance with any laws, regulations or other official government rules or requirements applicable to such Party which relate to export control, antiboycott or trade sanctions matters.”

Shell Trading (US) Company		Windsor Permian LLC

By:	/s/ John Dimech	By:	/s/ Travis D. Stice

Title:	V.P. STUSCO	Title:	Pres & CEO

Date:	2 May 2012	Date:	5/24/12

For information, the following are STUSCO contact points:

CONTRACTUAL CONTACT:

NAME:	Tina Jones
TELEPHONE NO:	713-230-1843
FAX NO:	713-246-8531

CREDIT CONTACTS:

Name:	Glen Ginsel	Don Gormley	Kristy Brewster
Tel. No:	713-230-4004	713-230-7598	713-230-4978
Fax No:	713-230-7925	713-230-7925	713-230-7925

MSDS CONTACT:		INVOICING CONTACT:
Name:	STUSCO HSE Administrator	Name: Ken Currens
Address:	Plaza Level 1,909 Fannin, Houston TX 77010	Tel. No: 713-230-3410
Tel. No:	713-230-7855	Fax No: 713-230-5150
Email:	HSE-Shell-Trading-NA@SHELL.com	Email: ken.currens@shell.com

Attachment A

				Attachment A: Lease Attachment
										Lease Gathering Fee
Lease Delivery Point	Effective Dat	Header	Lease #	Property Name	County	State	Dec	Pay Code	Tax Stat	Crane	Crane PLA	Midland	Midland PLA	Approximate Initial Volume
into Buyers designated pipeline (Reliance)	1/1/2013	0	tbd	Spainish Trail	Ector	TX	1	DA	A	*-1.25	actual	*-0.85	actual	6000
into Buyers designated trucks	1/1/2013	0	tbd	Bloxom Area	Upton	TX	1	DA	A	-3.25	n/a	-3.75	n/a	750
										*Based on Reliance gathering agreement.

Rights to Adjust Fees and Delivery

Buyer reserves the right to modify the lease gathering fee of this contract following published increase or decrease in common carrier pipeline tariffs.

Buyer also reserves the right to modify the lease gathering fee of this contract following increase or decrease in privately-owned pipeline tariffs or truck rates. Buyer also reserves the right to modify the lease gathering fee of this contract should lease gathering (truck or pipeline) changes be required to gather Sellers oil. Price adjustments will be made on the effective date of the tariff change. Price adjustments will be made to reflect the difference between the old and new rates. Buyer also reserves the right to modify the price of this contract subject to material changes in crude quality.

Buyer also reserves the right to cap total volume delivered to Shell at the lease, however, this cap shall in no way limit Sellers ability to deliver contract quantity. Buyer and Seller may from time to time add or remove leases or locations to this contract by mutual agreement in order to maintain contract quantity or quality.

Attachment B

ATTACHMENT B

C2-C5 Adjustment Example			Scenario 1	Scenario 2	Scenario 3	Scenario 4
C2-C5 threshold	%		6%	6%	6%	6%
C2-C5 % of the delivered crude	%		5%	7%	8%	9%
Argus LLS	$/bbl		$125.00	$125.00	$125.00	$125.00
OPIS Mt. Belvieu propane/butane/nat gas average	$/gal		$1.83	$1.83	$1.83	$1.83
OPIS Mt. Belvieu	$/bbl		$76.86	$76.86	$76.86	$76.86
C2-C5 Adjustment	$/bbl		$—	$0.51	$1.02	$1.54
Escalation Example	Assumptions for Illustrative Purposes			Year	Year	Year	Year	Year	Year		Year	Year		Year
			Time 0	0.5	1	1.5	2	2.5		3	3.5		4	4.5
	Annual Magellan spot tariff		2.36		2.40		2.55			2.5			2.45
	PPI-IT	215.5			220		223			230			225
	MDO Index		3.11	3.15	3.30	3.50	3.25	3.05		3.30	3.40		3.50	3.65
LLS Price Adjustment				Year	Year	Year	Year	Year	Year		Year	Year		Year
			Time 0	0.5	1	1.5	2	2.5		3	3.5		4	4.5
Fixed 1% Annual Escalation		$6.80	$6.80	$6.80	$6.87	$6.96	$7.03	$7.21		$7.28	$7.31		$7.39	$7.28
Annual Magellan spot tariff			$—		$0.04		$0.15		-$	0.05		-$	0.05
Subtotal before Marine Adj.			$6.80		$6.91		$7.18			$7.23			$7.34
PPI-IT		35%	$—		$0.05		$0.03			$0.08		-$	0.06
Subtotal before Marine Fuel Adj.			$—	$6.80	$6.96	$6.96	$7.21	$7.21		$7.31	$7.31		$7.28	$7.28
MDO Index			$—	$0.08	$0.08	$0.16	$0.08	$0.00		$0.08	$0.16		$0.16	$0.24
Total LLS Price Adjustment				$6.88	$7.04	$7.12	$7.29	$7.21		$7.39	$7.47		$7.44	$7.52